SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                     Panther Telecommunications Corporation
                (formerly New Century Capital & Consulting Corp.)


         Florida                         3661                      65-0981179
------------------------------   ---------------------------   -----------------
     (State or Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number  Identification No.)


                          6991 N.W. 82nd Avenue, No. 11
                              Miami, Florida 33166
                               Tel. (305) 718-4467

(Address and telephone number of principal executive offices and principal place of business)

 Manuel Sanchez                 with copy to     William Vincent Walker
 6991 N.W. 82nd Avenue, No. 11                   1177 West Loop South, Suite 560
 Miami, Florida 33166                            Houston, Texas 77027
 Tel.  (305) 718-4467                            Tel.  (713) 599-1008
 Agent for Service                               Company Counsel


            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


Title of each                                             Proposed                   Proposed
class of securities             Amount to be              maximum                    maximum               Amount of
to be registered                 registered            offering price           aggregate offering       registration
                                                         per share1                   price                   fee
Common Stock,                    3,250,000                 $1.50                    $4,875,000              $975.00
$.001 par value                    Shares

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the estimated bid price for shares when trading commences. No market currently exists for the shares.

Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the Selling Stockholders after this Registration Statement becomes effective.[ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                6,250,000 SHARES

                     PANTHER TELECOMMUNICATIONS CORPORATION
                                  COMMON STOCK

     This Prospectus relates to the re-offer and resale by certain Selling Stockholders (collectively the "Selling Stockholders") of 3,250,000 shares (the "Shares") of Common Stock, $0.001 par value per share (the "Common Stock"), of Panther Telecommunications Corporation, a Florida corporation (the "Company" or "Panther") previously issued to the Selling Stockholders in private transactions. The Company has a total of 10 million shares of Common Stock issued and outstanding, and the 6.75 million shares not covered by this Prospectus are held principally by Mr. Manuel Sanchez , the founder and CEO of the Company, and persons receiving shares from him. The Selling Stockholders have advised the Company that they propose to offer such Shares, from time to time, through brokers in brokerage transactions with members of the National Association of Securities Dealers in the Over-the-Counter Market, to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing  at the time of sale,  at prices  related to such  prevailing  market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Each of the Selling Stockholders may be deemed to be an underwriter under the Securities Act. See "Plan of Distribution."

     The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Stockholders. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of each respective Selling Stockholder's counsel, but the Company will bear all other expenses in connection with the offering made hereunder. The Company has agreed to indemnify the Selling Stockholders and underwriters of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.

     The Company's common stock is not quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), or any other exchange. When trading commences, it is contemplated that the Shares will be traded on the OTC Bulletin Board under the symbol "To come."

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 4 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October___, 2001.

                                TABLE OF CONTENTS

                                                                           Page

Available Information                                                         3

Prospectus Summary                                                            3

The Company                                                                   4

Risk Factors                                                                  4

Selected Financial Data                                                      11

Use of Proceeds                                                              11

Determination of Offering Price and Dilution                                 11

Selling Stockholders                                                         12

Issuance, Sale and Transfer of Shares Pursuant to Exemption
from Registration                                                            13

Plan of Distribution                                                         13

Management's Discussion and Analysis of Financial
Condition and Plan of Operation                                              15

The Business                                                                 17

Legal Proceedings                                                            23

Directors, Executive Officers, Promoters and Control Persons                 23

Indemnification of Directors and Officers                                    26

Disclosure of Commission Position on Indemnification for
Securities Act Violations                                                    26

Compliance with Section 16(a) of the Exchange Act                            27

Security Ownership of Certain Beneficial Owners and Management               27

Description of Securities                                                    28

Dividend Policy                                                              28

Interest of Named Experts and Counsel                                        28

Index to Financial Statements and Notes                                      29

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606, upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http//www.sec.gov.

     The Company has also filed with the Commission a Form SB-2 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     Because this is a summary of the terms of the offering of common stock described in this prospectus, it does not contain all of the information that may be important to an investor. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. The Company believes that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. Each investor or advisor should read the following summary and the "Risk Factors" section along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before deciding whether to purchase the common stock described in this prospectus.

Securities offered by the Company           None

Securities that may be sold
by Selling Stockholders                     3,250,000 shares of common stock

Use of proceeds                             The  Company will  not  receive  any
                                            money  from  any  stockholders when
                                            they  sell  their  shares  of common
                                            stock

Offering Price                              Market prices prevailing at the time
                                            of sale,  at  prices  related to the
                                            prevailing   market  prices,   at
                                            negotiated  prices  or   at   fixed
                                            prices, all of which may change

                                   THE COMPANY

     Panther Telecommunications Corporation is a provider of prepaid long distance calling cards and long distance telecommunications services. The Company buys, directly and indirectly, large blocks of long distance time from network switching and transport facilities of Tier I and Tier 2 long distance providers. The Company re-markets the time through prepaid phone cards which permit the user to access local or toll free telephone connections through which the user makes computer assisted long distance calls to domestic and international destinations. Each prepaid card represents an account, and the toll charges for the calls made by the card holder are deducted against the account. The Company prints the cards and distributes the cards to retail customers and on a wholesale basis through distributors in major metropolitan markets throughout the United States. The primary focus of packaging and marketing of the prepaid phone cards is international long distance for targeted ex-patriot and alien residents who use the cards to call specific countries primarily to Central and South America, the Caribbean, and Southeast and East Asia.

     The Company was originally organized in January 2000 under the name New Century Capital & Consulting Corp. The Company was organized as a Florida corporation. In May 2001, the Company entered into an Exchange Agreement whereby it acquired all of the outstanding stock of Panther Com Enterprises, Inc., a Florida corporation, by issuing 7.5 million shares of its common stock for all of the common stock of Panther Com Enterprises, Inc. Panther Com Enterprises, Inc. is a Florida corporation that was organized in February 2000, and it commenced operations in September 2000. Prior to the acquisition of Panther Com Enterprises, Inc., the Company was a development stage company. The acquisition of Panther Com Enterprises, Inc. is treated as a "reverse acquisition," and the operations of the acquired company will be treated as the operations of the acquiring company.


                                  RISK FACTORS

     An investment in the shares discussed in this prospectus is very speculative and involves a high degree of risk. One should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision.

THE COMPANY IS A COMPANY WITH A LIMITED OPERATING HISTORY

     As of August 31, 2001, the Company has only completed one full year of operations. It cannot be sure that it will achieve profitability or positive cash flow in the future. The Company commenced operations in September 2000. Potential investors should be aware of the difficulties normally encountered by a new enterprise in a highly competitive industry. There is limited evidence at this time upon which to base an assumption either that the Company will be successful with its business plans or that it will successfully market its products and services. As a consequence, the Company cannot assure anyone that it will be able to operate profitably in the future.

THE COMPANY DOES NOT HAVE ASSURED SOURCES FOR ADDITIONAL WORKING CAPITAL IF
NEEDED

     The timing and amount of capital requirements are not entirely within the Company's control and cannot accurately be predicted. If capital requirements materially exceed those currently anticipated, the Company may require additional financing sooner than anticipated. The Company has no commitments for additional financing, and it cannot be sure that any additional financing would be available in a timely manner, on terms acceptable to it, or at all. Further, any additional equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If the Company is unable to obtain additional financing as needed, it could be required to reduce its operations or any anticipated expansion, which could be adverse financially.

REQUIREMENTS FOR ADDITIONAL WORKING CAPITAL DEPENDS ON BUSINESS EXPANSION AND COMPETITION FACTORS

         The Company believes that the future profits from operations and its limited, selected private placement of stock, together with other available cash, will be sufficient to meet its operating expenses and capital requirements at least through December 2001. However, the Company's capital requirements depend on numerous factors including:

        o the level of resources required to expand the marketing and sales organization and the information and computer systems necessary to keep up with the expansion of minutes sold

        o      the  availability of production  facilities for the cards and the
               equipment    necessary   to   provide    customer   support   and
               telemarketing.

     The Company is operating in a highly competitive industry; most of its competitors have significantly greater experience in the industry and have substantially more assets and customers. The Company cannot assure investors or stockholders that it will be able to continue to compete successfully in the telecommunications industry. See "Business/Competition" in this Prospectus.

     In addition, the Company's ability to generate clients will depend to a significant degree on the quality of its products and services and its reputation among its suppliers and distributors and potential suppliers and distributors, compared with the quality of services provided by, and the reputations of, the Company's competitors. To the extent the Company loses suppliers and distributors to its competitors because of dissatisfaction with the Company's products and services, or its reputation is adversely affected for any other reason, the Company's business, result of operations, financial condition and prospects could be materially affected.

     There are relatively low barriers to entry into the Company's sphere of business. Firms similar to the Company rely on the skill of their personnel and the quality of their client service. The Company has no patented technology that would preclude or inhibit competitors from entering their markets. The Company is likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, and any of these occurrences could have a material adverse effect on its business, financial condition, results of operations and prospects.

HEAVY RELIANCE ON EXISTING MANAGEMENT

     The Company's operations depend primarily on the experience and expertise of Mr. Manuel Sanchez (Chief Executive Officer, President and director). The loss of Mr. Sanchez would seriously impede the Company's operations.

     The Company also depends on its ability to attract and retain qualified management, administrative and sales personnel to support its anticipated growth. It cannot assure investors that it will be able to attract qualified personnel. The Company does not have key man insurance on the lives of its officers. The Company has entered into an employment contract with Mr. Sanchez . This employment contract contains non-disclosure and non-competition covenants. Under this agreement, Mr. Sanchez agreed not to engage in or have a financial interest in any activity or business that competes with the Company's business.

TECHNOLOGY CHANGES RAPIDLY IN TELECOMMUNICATIONS

     The telecommunications industry is characterized by rapidly evolving technology. The Company believes that its success will depend on its ability to offer, on a timely basis, new services based on evolving technologies and industry standards, particularly with computer based systems. Management intends to develop new products and services; however, it cannot assure investors that it will have the ability or resources to develop these new products and services, and that it will be able to obtain new technologies and means of delivering the new products and services on favorable terms or that these products and services will enjoy market acceptance. Its competitors may develop products or services either that are technologically superior to those that the Company expects to use or that achieve greater market acceptance. Its competitors' development of any superior technology, or the Company's inability to successfully respond to such a development, could make the Company's existing products or services obsolete and could hurt its business.

THE COMPANY DOES NOT EXPECT TO PAY DIVIDENDS ON ITS COMMON STOCK

     The Company has never paid cash dividends on its common stock, and it does not expect to pay any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALES

     Of the 10,000,000 currently issued and outstanding shares of the Company's common stock, approximately 3,250,000 will be freely tradeable following this Registration Statement becoming effective, and approximately 6,750,000 are unregistered or "restricted" securities acquired on May 31, 2001. The restricted securities are restricted from resale other than through a transaction complying with the provisions of Rule 144, adopted under the Securities Act, or some other exemption from registration.

     Rule 144 provides, among other things, that if certain information about the operating and financial affairs of the Company is publicly available, persons who have held restricted securities for a period of one year may sell in any three month period up to:

                  the greater of  1%  of the Company's outstanding common stock;
                  or

                  the average weekly reported volume of common stock trading during the four calendar weeks preceding the filing of a notice of proposed sale.

     Under Rule 144(d), non-affiliates may make unlimited sales of restricted stock if they have held their shares for two years, regardless of the other Rule 144 requirements. Future sales of shares under Rule 144 could depress the market price of the common stock. For a discussion of the securities that the Company has issued without registration, see the caption "Recent Sales of Unregistered Securities" of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE PRICE OF SHARES

     Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could make the market price of the common stock prevailing from time to time go down and could impair the Company's future ability to raise capital through a sale of stock. Upon completion of this registration, there will be approximately 10,000,000 shares of common stock outstanding, 3,250,000 of which will be freely tradable without restriction except for 700,000 held by insiders and affiliates.

THE MARKET VALUE OF COMPANY'S COMMON STOCK HAS NO RELATION TO ITS BOOK
VALUE

     There is no correlation between the market price of the Company's common stock and its book value. As of May 31, 2001, the net book value of a share of the common stock was nil. The market price will be established by market makers based on prices that buyers and sellers are willing to pay and negotiate. This price does not necessarily bear any relationship to the asset value, net worth or other established criteria of value, and investors should not consider it to be the actual value of Panther or its common stock. Based on this "book value" determination of the value of the common stock, it is highly overvalued. The Company cannot assure an investor that present or future stockholders will be able to resell their shares at a profit.

THE LIMITED MARKET FOR THE COMPANY'S SHARES WILL MAKE THE PRICE MORE
VOLATILE

     The market for the Company's common stock is very limited, and the Company cannot assure investors that a larger market will ever develop or be maintained. The market for its common stock is likely to be volatile and many factors may affect the market. These include, for example, the success, or lack of success, in marketing its products and services;

                  competition;

                  governmental regulations; and

                  fluctuation in operating results.

     The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the companies' operating results. These broad market fluctuations, as well as general economic and political conditions, may decrease the market price of the Company's common stock in any market that develops.

COMPANY'S STOCK MAY BE CONSIDERED "PENNY STOCK"

     The common stock may be deemed to be "penny stock" as that term is defined in Exchange Act Rule 3a51-1 promulgated by the Commission. Penny stocks are stocks:

                  with a price of less than five dollars per share;

                  that are not traded on a "recognized' national exchange;

                  whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of five dollars or more at time of listing); or

                  in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or less than $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

     Subject to compliance with applicable listing standards, the Company intends to apply for listing on NASDAQ. However, the Company anticipates that it will be traded on the OTC Bulletin Board of the NASD until it satisfies all requirements.

     Section 15(g) of the Exchange Act, and Rule 15g-2 of the Regulations promulgated by the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. The Company urges potential investors in its common stock to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock."

     Rule 15g-9 of the Regulations promulgated by the Commission requires broker-dealers in penny stocks to qualify the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

               obtain from the investor information about his or her financial situation, investment experience and investment objectives;

               reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of penny stock transactions;

               provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and
               receive a signed and dated copy of the statement for the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

     Compliance with these requirements may make it harder for investors in the Company's common stock to resell their shares to third parties, because of the more limited market.

THE COMPANY WILL FACE MANY RISKS IN EXECUTING THE COMPANY'S GROWTH STRATEGY

     A principal component of the Company's growth strategy is to build a marketing network in the United States and selected international markets. The Company's ability to execute its growth strategy depends on a number of factors, including:

               the availability of attractive opportunities;

               its ability to acquire these opportunities on economically feasible terms;

               its ability to obtain the money necessary to finance its acquisition of facilities and assets and to cover any necessary sales, marketing and operation expenses;

               its ability to market and sell products and services; and

               its ability to manage rapidly growing operations effectively and to its customers' satisfaction.

     The Company cannot assure investors and stockholders that it will be successful in any of these areas.

CONTROL BY OFFICERS, DIRECTORS AND EXISTING SHAREHOLDERS PREVENTS CHANGES IN MANAGEMENT

     Currently, the directors as a group, and specifically Mr. Manuel Sanchez , have the right to vote a large block of the outstanding shares of common stock. Mr. Sanchez controls the operations of the Company, and this fact makes it very difficult to elect other management. As a result, the present officers, directors and shareholders will continue to control the operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other important matters.

THE COMPANY INDEMNIFIES OFFICERS AND DIRECTORS AND IT MAY BE DIFFICULT TO SUE
THEM

     The Florida Statutes permit a corporation to indemnify persons including officers and directors who are made or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him or her in connection with the defense of the action, suit or proceeding by reason of being or having been a director or officer, except where he or she has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of his or her duty. The Company's Bylaws provide that it shall indemnify its officers and directors to the extent permitted by the Florida law and thereby limit the actions that may be taken by investors against the officers and directors.

THE COMPANY MAKES ESTIMATES OF ITS FUTURE OPERATIONS IN FORWARD-LOOKING
STATEMENTS

     The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," "intends," "contemplates," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. The Company cannot assure investors or stockholders that the future results indicated, whether expressed or implied, will be achieved. Although sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business, which, although considered reasonable by management, may not be realized. Because of the number and range of the assumptions underlying its forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond its reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus that may cause the assumption to not be realized. These forward-looking statements are based on current information and expectation, and the Company assumes no obligation to update. Therefore, the actual experience and results may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. The Company cannot assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                             SELECTED FINANCIAL DATA
                         (Dollar amounts and share data)

The following Selected Financial Data presented below for the period from September 1, 2000 (inception of operations of the Company) to May 31, 2001 should be read in conjunction with the Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus.

                              Income Statement Data

                                           For the period from September 1, 2000
                                           (inception  of  operations  of  the
                                           Company) to May 31, 2001

Revenues                                             $3,771,811
Net Income (Loss)                                     $(133,864)
Basic Net Income (Loss) Per Common Share                  $0


                               Balance Sheet Data

                                                                May 31, 2001
Total Assets                                                      $344,683
Total Liabilities                                                 $470,047
Stockholders' deficiency                                         $(125,364)
Shares issued and outstanding for the
period ending May 31, 2001, fully diluted                       10,000,000

     Prior to May 31, 2001, when the Company completed a reverse acquisition of Panther Com Enterprises, Inc., the financial results were those of New Century Capital & Consulting Corp. Effective May 31, 2001, the Company's financial results were replaced by Panther Com Enterprises, Inc. which is the operating company and is treated as the acquiring company for accounting purposes.

                                 USE OF PROCEEDS

     The  Company  will  not  receive  any  part  of  the   proceeds   from  its
stockholders' sale of the common stock

                  DETERMINATION OF OFFERING PRICE AND DILUTION

     The Company will not receive any money from the stockholders when they sell their shares of common stock. The stockholders may sell all or a portion of their common stock in private transactions or in the over-the-counter market at prices related to the prevailing prices of the common stock at the time of negotiation. Because the Company cannot accurately predict the prices of such sales, it cannot accurately estimate the amount of any dilution that may result to purchasers of these shares. However, the net tangible book value per share of the common stock on May 31, 2001, was nil. Net tangible book value per share is determined by subtracting the total liabilities from the total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

     An investor should not ascribe any certain value to the common stock in view of the lack of any historical public market for these securities and the low net tangible book value, as well as the Company's limited operating history and revenues, lack of profits and dividends, and the other risk factors discussed in this prospectus. An investor is likely to suffer significant dilution relative to any value the investor may ascribe to the shares received under this prospectus when compared to prices paid by prior investors or the selling stockholders.

     The Company cannot assure investors that any public market for the common stock will equal or exceed the sales price of the shares of common stock sold by the stockholders. Purchasers of the shares face the risk that their shares will not be worth what they paid for them.

                              SELLING STOCKHOLDERS

     The following table shows for Selling Stockholders the number of shares of common stock beneficially owned by each as of August 31, 2001, and covered by this prospectus. The Company assumes that the number of shares represents all the shares of common stock held by the Selling Stockholders and that all the shares will be sold.

                                                         Number of Shares Owned
Name of Selling Stockholder                              Prior to and Registered
                                                         in the Offering
Jeffrey Feldman                                                         475,000
Lauri Gladstone                                                         450,000
Jeffrey Klein                                                           450,000
Manuel Sanchez                                                          440,000
Vanguard Communications Group, Ltd.                                     400,000
Bentley Ross & Bara                                                     325,000
Efrain Rodriguez                                                        300,000
Jennifer Martin                                                         120,000
William Vincent Walker                                                  120,000
Stephen G. Vassilakis                                                    60,000
Mark Colacurcio                                                          41,000
Laudi Martinez                                                           10,000
Other Shareholders with <= 3000 shares *                                 59,000
Total                                                                 3,250,000
* Number of Shareholders in the Group - 54

         Because of the possibility that the number of outstanding shares of common stock may increase due to a stock split, dividend or antidilution adjustments, the number of shares of common stock issuable upon such conversion or exercise and subject to this prospectus is indeterminate. This prospectus relates to the resale of the entire indeterminate number of shares of common stock.

ISSUANCE, SALE AND TRANSFER OF SHARES PURSUANT TO EXEMPTION
FROM REGISTRATION

     The following table reflects the sales and transfers of unregistered securities from inception through May 31, 2001. The issuer and registrant relied on the exemption afforded by Section 4(2) of the Securities Act and the regulations promulgated thereunder in connection with the transactions. The shares all receive restrictive legends.


                        Date        Number of                      Aggregate
   Name               Acquired       Shares                      Consideration
53 Individuals      January 2000   1,000,000       $6851 paid in and exchanged
                                                    for services
5 Consultants       May 15, 2001   1,500,000       Services valued at $15,000
Manuel Sanchez      May 31, 2001   7,500,000       Exchange for shares of
                                                   Panther Com Enterprises, Inc.


     Following the exchange of shares of Panther Com  Enterprises,  Inc. for the
7.5 million shares of the Company, Mr. Sanchez transferred approximately 835,000 shares to certain parties in private transactions. Of the transfers, 725,000 shares were transferred to financial consultants who had assisted him with the exchange. Approximately 110,000 shares went to 11 individuals who are acquaintances or relatives of Mr. Sanchez . Mr. Sanchez also transferred on behalf of the Company 320,000 shares of his common stock. He transferred 300,000 of this amount to Efrain Rodriguez, a consultant to the Company, as a financial inducement to aid the Company in securing the services of Mr. Rodriguez. In addition, Mr. Sanchez transferred 10,000 shares each to Mr. Alvaro Ramirez and Guillermo Acosta as an inducement for them to become directors of the Company. The transfers benefitted the Company, and indirectly benefitted Mr. Sanchez . Mr. Sanchez is not seeking reimbursement for his contribution of the 320,000 shares.

                              PLAN OF DISTRIBUTION

     The Company is registering 3,250,000 shares of its common stock covered by this prospectus.

     The Company will pay the costs, expenses and fees of registering the common stock, but the stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of shares of their common stock.

     The stockholders may sell their common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change. The stockholders may sell some or all of their common stock through:

          ordinary broker's transactions, which may include long or short sales;

          purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

          market makers or into an existing market for the common stock;

          transactions in options, swaps or other derivatives; or

          any combination of the selling options described in this prospectus, or by any other legally available means.

     In addition, the stockholders may enter into hedging transactions with broker-dealers, who may engage in short sales of the common stock in the course of hedging the positions they assume. Finally, the stockholders may enter into options or other transactions with broker-dealers that require the delivery of the common stock to those broker-dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, the stockholders will be subject to applicable provisions of the Exchange Act, and its rules and regulations, including
Regulation M, which may limit the timing of purchases and sales of the common stock by the Company's stockholders.

     Those stockholders and any broker-dealers involved in the sale or resale of the Company's common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any broker-dealer or any of the Company's stockholders qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Rule 154 promulgated under the Securities Act.

     In conjunction with sales to or through brokers, dealers or agents, the stockholders may agree to indemnify such brokers, dealers or agents against liabilities arising under the Securities Act. The Company as no knowledge of any existing arrangements between the stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

     In addition to selling their common stock under this prospectus, the stockholders may:

               transfer  their common stock in other ways not  involving  market
               makers  or  established  trading  markets,   including  by  gift,
               distribution or other transfer; or

               sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

The Company has advised the stockholders that, during the time each is engaged in distribution of common stock, each must comply with Rule 10b-5 and Regulation M under the Exchange Act. They must do all of the following under those rules:

               not engage in any stabilization activity in connection with the common stock;

               furnish  each  broker who may be  offering  the  common  stock on
               behalf  of  the   stockholders  the  number  of  copies  of  this
               prospectus required by each broker; and

               not bid for or purchase any of the common stock or attempt to induce any person to purchase any of the common stock, other than as permitted under the Exchange Act.

     Any of the stockholders who may be "affiliated purchasers," as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and the Company for the purposes of Regulation M.

     To the extent required by the Securities Act, a supplemental prospectus will be filed, disclosing:

          the name of any such broker-dealers;

          the number of securities involved;

          the price at which such securities are to be sold;

          the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          that such broker dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

          other facts material to the transaction.

     There is no assurance that any of the stockholders will sell any of the common stock.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

Overview

     To date, our principal source of revenue has been the marketing and distribution of our own branded pre-paid long distance calling cards for both domestic and international use. We distribute our pre-paid cards utilizing card numbers and PINs provided by the telecommunications carrier providing the long distance service for the card. We incur up-front expenses of printing the phone cards. We purchase the long distance phone service from various telephone companies who agree to provide usage time to the cardholder after we sell and activate its phone cards. Prepaid phone cards are distributed through a vast network of retail outlets, including convenient stores, newsstands, grocery stores and discount stores. The retail outlets are serviced by independent distributors nationwide, except in South Florida where retail outlets are serviced through commission salespersons.

Results of Operations

     We began active operations in September 2000. During the period from September 1, 2000 (inception) to May 31, 2001, we had revenues of $3,771,811, and a net loss of $133,864. The total revenues from wholesale sales for the period from September 1, 2000 (inception) to May 31, 2001 was $2,674,439, and the total revenues from retail sales for the same period was $1,097,372.

     We expect to have revenues of approximately $5,950,000 for the initial year of operations ended August 31, 2001. ___ The monthly average revenues from September 1, 2000 (inception) to May 31, 2001 were approximately $314,000. The monthly average revenues from June 1, 2001 to August 31, 2001 are expected to be approximately $726,000. The expected monthly revenue increase of approximately $412,000 in the last quarter of our initial year ended August 31, is due to the addition of distributors, as well as an increase in the number of phone cards we distribute.

     Cost of revenues consisting primarily of telecommunications costs amounted to $ 3,473,934 for the period from September 1, 2000 (inception) to May 31, 2001. Cost of revenues represents approximately 92 % of revenues. We expect to have cost of revenues of approximately $5,200,000 or 87% of total revenues for the initial year of operations ended August 31, 2001.

         Gross profit from September 1, 2000 (inception) to May 31, 2001 was 8%. We expect to have a gross profit of 13% for the initial year of operations ended August 31, 2001. The expected gross profit increase in the last quarter of our initial year ended August 31, 2001 is due to the addition of higher margin phone cards, as well as favorable pricing terms with our telecommunications carriers.

     Selling, general and administrative expenses, which consist primarily of sales commissions, professional services and provision for doubtful accounts, amounted to $421,741 for the period from September 1, 2000 (inception) to May 31, 2001. Selling, general and administrative expenses represent approximately 11 % of revenues. We expect to have selling, general and administrative expenses of approximately $750,000 for the initial year of operations ended August 31, 2001. Included in the expected selling, general and administrative expenses are approximately $384,000 in salaries and commissions, $98,000 in accounting and other professional fees in connection with the reverse acquisition and the preparation of the related public filings and $80,000 in the provision for doubtful accounts.

     As a result of the factors discussed above, we had a net loss of $133,864 for the period from September 1, 2000 (inception) to May 31, 2001 and expect to break even for our initial year ended August 31, 2001.

Liquidity and Capital Resources

     As of May 31, 2001, we had current assets of approximately $305,000, current liabilities of approximately $470,000 and net working capital deficiency of approximately $165,000. Our cash balance varies significantly from day-to-day due to the large payments we make from our telephone carriers. Due to the shorter credit terms made available to us from the telecommunications carriers from whom we buy minutes, as compared to the credit terms made available by us to our customers, we, from time-to-time operate with a working capital deficiency. We expect to have a working capital deficiency of approximately $11,000 as of August 31, 2001.

         Net cash flows provided by financing activities amounted to $33,500 for the period from September 1, 2001 (inception) through May 31, 2001. Our principal stockholder funded our initial working capital needs with loans totaling $57,918. We have repaid these loans as of May 31, 2001. We also received a loan of $50,000 from two third party lenders. The note is a demand note that bears interest at approximately 20% per annum. As of August 31, 2001, we have repaid $29,800 of principal and interest on the note. The debt is being retired as cash flow permits.

     Net cash flows used in investing activities amounted to $47,940 for the period from September 1, 2001 (inception) through May 31, 2001 and mainly consisted of a deposit with a telecommunications carrier and purchase of office furniture and equipment.

     The independent auditors' report on our audited financial statements as of and for the period from September 1, 2001 (inception) through May 31, 2001 included an explanatory paragraph stating that our deficiencies in working capital and stockholders' equity raise substantial doubt about our ability to continue as a going concern. We have retained the services of investment bankers to assist us in securing debt or and/or equity financing to provide us with liquidity to meet our current and future needs. There can be no assurance that we will be able to obtain such financing on reasonably commercial terms, or otherwise, or that we will be able to otherwise satisfy our short-term needs from other sources in the future.


                                  THE BUSINESS

Organization and Background

     The Company was organized in January 2000 under the name of New Century Capital & Consulting Corp. for the purpose of engaging in any lawful activity. Following the organization of the Company, it issued 1,000,000 shares of its common stock in a private placement, and later filed a Form 10-SB with the Commission for the purpose of becoming an Exchange Act reporting company. In early 2001, the Company engaged certain consultants to search for and arrange for the acquisition of an operating company that could be acquired. These consultants received 1,500,000 shares of the Company's common stock as compensation for services. In mid-May 2001, the Company entered into an Exchange Agreement with Panther Com Enterprises, Inc. of Miami, Florida, whereby the Company acquired all of the issued and outstanding shares of Panther Com Enterprises, Inc. from Manuel Sanchez in exchange for 7,500,000 shares of common stock. This transaction was closed and effective as of May 31, 2001.

     Panther Com Enterprises, Inc. was incorporated in the State of Florida in February 2000. It commenced active operations in September 2000. The acquisition of Panther Com Enterprises, Inc., is treated as a "reverse acquisition" under which the operations and fiscal year of Panther Com Enterprises, Inc., became those of the Company. The Company filed an amendment to its Articles of Incorporation, changing its name from New Century Capital & Consulting Corp. to Panther Telecommunications Corporation. The Company also adopted the fiscal year of Panther Com Enterprises, Inc., which ends on August 31.

Company Overview

     Panther Com Enterprises, Inc., predecessor to the Company, was organized in February 2000, but it did not commence active operations until September 2000. The Company is a Miami, Florida- based provider of prepaid long distance calling cards. Manuel Sanchez became the president and a director of the Company following the acquisition of Panther Com Enterprises, Inc. Mr. Sanchez has been one of the biggest sales producers in the prepaid phone card business in South Florida, having personally generated cumulative sales of over $200 million since 1995.

     Since its inception, the Company has focused its business on retail and wholesale sales and distribution of long distance prepaid calling card services for domestic calls, and for calls originating in the United States and terminating in other countries. The Company is considered a value-added reseller of telecommunication services. Excellent pricing and quality of transmission has given Panther a solid reputation among individual customers and distribution groups nationwide. Although Panther sells minutes for domestic calls and calls to many foreign countries, the Company has developed programs for marketing special cards for targeted ethnic and ex-patriot nationals for calls made from the U.S. to selected countries.

     The Company negotiates the purchase of minutes from long distance carriers on a discounted rate basis and then it divides the block of minutes into discrete packages of minutes of long distance service tied to printed phone cards which are given an account designation identified by a PIN number. The cards are sold to retailers or distributors who place the cards in retail locations. The cards are sold for $5, $10, or $20 to retail customers. The Panther prepaid cards enjoy an excellent reputation for value because of the low rate per minute charged and the quality of technical and customer service.

Industry Overview

     The market for prepaid calling cards has grown significantly in the past decade. Its growth in the United States represents a recent phenomenon, but in Europe and Asia calling cards have been used for over 20 years. Presently, prepaid calling cards are being offered in over 140 countries. Industry sources estimate that the total revenues from prepaid phone cards is in excess of $20 billion annually worldwide. The North American market is a late participant.

     The prepaid phone card market in the United States developed when small long distance consolidators and resellers purchased large blocks of long distance minutes from major carriers at deep discounts from the commercial rates. The minutes were then repackaged and sold in small blocks through the cards. The cards gradually became accepted for small businesses to control costs and simplify business record keeping. The cards also provided business travelers with convenience and enhanced features at affordable prices. Prepaid phone cards are a reliable, convenient, and cost-effective alternative to coin-operated calling, collect calling, operator assisted calls and credit card calling. The major long distance carriers eventually recognized the breadth of the market, and carriers such as AT&T, MCI/WorldCom and Sprint have committed significant resources to the prepaid calling card market. In addition, several of the emerging carriers and switchless wholesalers have grown into major industry players including IDT Corp., RSL Communications, Ursus Telecom Corporation, and ValuComm Communications.

     The Company has developed prepaid calling cards dedicated for calls to specific national systems. The cards are distributed in regions which have high concentrations of foreign-born persons. The United States has over 28 million foreign-born residents, of which 51% are from Latin America. The Company has negotiated favorable rates for calls to several Latin American countries which gives the Company a strong price advantage over the large Tier 1 carriers such as AT&T and MCI/WorldCom. In some instances, the Company has arranged for connections through third party foreign carriers in order enter markets for which the calling traffic is otherwise exclusively given to a particular United States carrier. These arrangements permit the Company to offer price competitive service. The country specific calling cards represent the fastest growing market for the Company's international card business.

Current Services and Products in Prepaid Phone Cards

     Panther's principal business is the sale and distribution of long distance calling cards for domestic calls and calls originating in the U.S. and terminating in selected countries. The Company specializes in providing private label cards for master distributors and distribution groups in the U.S., and has recently begun its international expansion by selling its services and products to distributors in Latin America. Panther also provides some products unique to the market, such as reciprocal calling cards, where calls can be made to and from the international destination. In addition, Panther operates a customer service call center that handles incoming inquiries from calling card users pertaining to usage, rates and other customer service issues. The calling center also provides a telemarketing function in developing new distribution points for the Company's products in regions not serviced by its distributors. Because of senior management's extensive experience in the pre-paid telecommunications industry, the Company provides a well-blended product mix with competitive international rates and a wide variety of calling cards, products and services which benefits its network of distributors and end users in maximizing product quality and market potential.

     The Company negotiates the purchase of minutes from long distance carriers on a discounted rate basis and then it divides the block of minutes into discrete packages of minutes of long distance service tied to printed phone cards which are given an account designation identified by a PIN number. The cards are sold to distributors who place the cards in retail locations. The cards are sold for $5, $10, or $20 to retail customers. The discount from face value at which cards are bought and sold by the participants in the distribution chain varies depending upon the carrier and the features of the card, such as local versus toll free dial-up access, or the rates and geographic regions for which the card can be used.

     Shaped like a credit card, the prepaid phone card easily fits into a standard wallet. Generally, the front face denotes the denomination of the card. The back of the card contains a scratch-off surface covering the card number and personal identification number (a "PIN"). Most domestic prepaid cards utilize remote memory technology, which permits users to place local, long distance and international calls from any touch-tone phone by dialing a toll-free or local access number to connect to a prepaid phone card switching platform. After being prompted to enter a PIN, the caller is advised of the value remaining on the card and is prompted to enter the telephone number to be called. The call is then routed to its destination. The per-minute charges for the call are automatically deducted from the prepaid account corresponding to the PIN as the call progresses.

     Prepaid phone cards are distributed through a vast network of retail outlets, including convenience stores, newsstands, grocery stores, gas stations, and discount stores. Although prepaid phone card products are also sold through vending machines and, more recently, over Internet websites, the vast majority of phone card sales are still made through retail outlets. In the South Florida region, where the majority of the Company's distribution occurs, the Company estimates that prepaid phone cards are sold at thousands of retail outlets.

         The Company's product mix includes:

        o Prepaid calling cards sold directly by commission salespersons to retail stores

        o Prepaid calling cards (private label and proprietary) sold through distributors who sell to retail stores

        o Prepaid calling cards sold by telemarketing and delivered by express courier to retail customers

        o    Promotional and affinity group calling cards

Distribution of Products

     The Company's calling card products are distributed through wholesale and direct retail distribution channels. The ultimate contact with consumers is through the retail outlets. Typically, these outlets are convenience stores, gas stations, newsstands, and small shops. The Company has a product distribution network of over 1500 retail outlets in Dade County, Florida. The Company intends to add over 3000 outlets in the South Florida region including Dade, Broward and Palm Beach Counties in the first quarter of the fiscal year commencing September 1, 2001. The Company also uses its telemarketing center to make direct sales of cards in markets not served by distributors or its own commission sales force.

     As of September 30, 2001, the Company had over 10 independent distributors. The Company acts as a wholesaler to these distributors. The products are sold to distributors who sell the products to the ultimate retailers. These distributors market in Florida, New York, New Jersey, Maryland, California, Pennsylvania, North Carolina, Georgia, and Texas.

Future Services and Expansion Strategy

     The Company is expanding its distribution market presence into the New York City region, Southern California (Los Angeles and San Diego), Chicago, Boston, Atlanta, and Texas. The expansion will be through adding new distributors and using existing distributors who have committed to open these new markets. The Company will be exploring opportunities to purchase distribution companies, if market conditions are favorable. Plans also include exploring for opportunities to acquire, in a distressed market, a switch which will move the Company from a switchless re-seller to a facilities-based provider. As a facilities-based provider, Panther will gain the capability to increase its gross margins by 10% on many of the products and services it currently sells. The Company also intends to offer pre-paid cards for wireless transmission in the future.

Suppliers and Vendors

     The Company has contracted with Nationwide Printers of America in Miami, Florida, to print and encode the phone cards. Because of the critical role the printer plays in the distribution of cards, Panther has located its warehouse near the printer in order to be assured of prompt service printing new products which will give it a substantial advantage in introducing new cards for new markets.

     Panther purchases minutes from four switch providers, and it plans to add a fifth as soon as the Company activates the switch. No particular switch provider processes more than 33% of the total minutes offered by the Company at any particular time.

Customer Support Services

     The Company's telephone center provides customer service to its customers, and to customers of other prepaid phone card providers that do not have their own customer service centers. The telephone center also performs telemarketing services for direct sales of the Company's proprietary calling cards.

Competition

     The global telecommunications market is currently estimated at over $600 billion per year, and it is expected to triple by 2010. Panther intends to compete in niche markets, but the enormous size of the market allows for aggressive companies to seize markets which can be highly profitable.

     The prepaid phone card business is extremely fragmented and very cost competitive. Many of the Company's existing and potential competitors have financial, personnel, marketing, customer bases and other resources significantly greater than Panther's. As a result, they may be able to grow faster and more profitably. The Company believes that consolidation in the telecommunications industry will increase competition.

     The marketing and pricing activities of major competitors, such as AT&T, MCI/WorldCom and Sprint significantly influence the industry. The Company believes that AT&T, MCI/WorldCom and Sprint historically have chosen not to concentrate their direct sales efforts on small and medium sized businesses and specialized niche markets, but these carriers still control about 85% of the total U.S. long distance market. AT&T, MCI/WorldCom and Sprint have also introduced new service and pricing options that are attractive to smaller commercial users, and they may market to these customers more aggressively in the future. AT&T and, as an interim measure, the structurally separate interexchange affiliates of the seven regional Bell operating companies ("RBOC") have recently been reclassified as non-dominant carriers and, can now meet competition by modifying rates and service offerings without pricing constraints or extended waiting periods. These reclassifications may make it more difficult for the Company to compete for long distance customers. In addition, many large regional long distance carriers and new entrants in the industry compete directly with the Company by concentrating their marketing and direct sales efforts on small to medium sized commercial users and to certain niche markets. These activities include national advertising campaigns and telemarketing programs.

     The suppliers with whom the Company will contract for all transmission may also be its competitors. Both the interexchange carriers and local exchange carriers that will be providing transmission services for the Company have access to information about the Company's customers for whom they provide the actual call transmission. Interexchange carriers or "IXCs," are telecommunications companies that provide interstate or intrastate telecommunications services between local exchanges. Local exchange carriers, or "LECs," are telecommunications companies that provide telecommunications services in a geographic area in which calls generally are transmitted without toll charges. Because these IXCs and LECs are potential competitors of the Company, they could use information about the Company's customers, such as their calling volume and patterns of use, to their advantage. The Telecommunications Act, which became law in 1996, has strengthened the rules which govern the privacy of customer proprietary information by expressly prohibiting telecommunications carriers which receive this information from resale carriers for purposes of providing telecommunications services to those resale carriers from using it for their own marketing purposes.

     In addition, the Company's success will depend on its ability to continue to buy transmission services and access from these carriers at a significant discount below the rates that they make available to the Company's targeted customers.

     Regulatory trends have had, and may continue to have, a significant impact on competition in the telecommunications industry. As a result of the recently enacted Telecommunications Act, the RBOC can now provide, and are providing or have announced their intention to provide, long distance service originating (or in the case of "800" service, terminating) outside their local service areas or offered with other services, such as wireless services. Following application to and upon a finding by the Federal Communications Commission that an RBOC faces facilities-based competition and has satisfied a congressionally mandated "competitive checklist" of interconnection and access obligations, an RBOC can provide long distance service within its local service area. The entry of these well-capitalized and well-known entities into the long distance service market could significantly change the competitive environment in which the Company operates.

     Incumbent local exchange carriers, or "ILECs," are companies historically providing local telephone service. The Telecommunications Act also seeks to facilitate local telecommunications competition by requiring ILECs, among other things, to allow end users to retain their telephone numbers when changing service providers and to place short-haul toll calls without dialing long access codes. In response to these regulatory changes, MCI/WorldCom and AT&T have each announced their intention to enter the local telecommunications market. MCI/WorldCom has announced that it will invest more than $2 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States. AT&T has announced that it filed applications in all 50 states to provide local telecommunications services.

     Even though the Telecommunications Act opens new markets to Panther, the nature and value of these business opportunities will partly depend on subsequent regulatory interpretation of the statute's requirements. The FCC has promulgated rules implementing the local competition provisions of the Telecommunications Act. Each state must now individually adopt regulations applying the new national guidelines. The Company expects that ILECs will actively resist competitive entry into the local telecommunications market and will try to undermine the operations and the service offerings of competitive providers. This would leave carriers such as Panther, which are dependent on ILECs for network services, vulnerable to anti-competitive abuses. The Company cannot assure you that federal and state regulators will implement and enforce the local competition provisions of the Telecommunications Act in a way that will permit the Company to compete in the local telecommunications market or that subsequent legislative or judicial actions will not hurt the Company's ability to do so.

     In addition, federal and state regulators are likely to provide ILECs with increased pricing flexibility for their services as competition in the local market increases. If regulators allow ILECs to ower their rates substantially, provide excessive volume and term discount pricing, charge excessive fees for network interconnection or access to unbundled network elements, or refuse resale services at wholesale rates, the Company could lose its ability to competitively provide local service.

     Employees The Company has 16 full-time employees in the Miami, Florida, office. The Company also engages consultants and commission sales persons on an as-needed basis. The Company considers its relationship with its employees to be satisfactory.

Property and Equipment

     The Company leases its principal executive offices and warehouse space, located at 6991 N.W. 82nd Avenue, No. 11, Miami, Florida. These offices consist of approximately 1600 square feet of office space and 1600 square feet of warehouse space. The lease is currently a month-to-month lease, and the Company is considering proposals to lease space in an office building near its current location. The Company operates a telephone calling facility for its customer service center and telemarketing activities. The telephone center is in a separate location occupying approximately 1000 square feet.


                                LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings at this time.

     To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceedings against the Company. No director, executive officer or other person who may be deemed to be an "affiliate" of the Company or owner of record or beneficially of more than five percent of the common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth the names of all of the Company's current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

                                                                  Date of
                                                                  Election or
   Name                 Positions Held                            Designation
Manuel Sanchez          CEO, CFO, President & Director               2000
Efrain Rodriguez        Director                                     2001
Lynne Perlmutter        Secretary & Director                         2001
Alvaro Ramirez          Director                                     2001
Guillermo Acosta        Director                                     2001


Business Experience of Directors and Officers

     Manuel Sanchez , Chief Executive Officer, Chief Financial Officer, President and Director. Mr. Sanchez is 35 years old. From 1997 to 2000, Mr. Sanchez was Vice President of Sales and Marketing for Technicom Systems, Inc., a large prepaid phone card distributor. Mr. Sanchez was instrumental in taking TSI from inception to $100 million in annual sales during a two-year period. Mr. Sanchez founded Panther Com Enterprises in February 2000, and commenced operations in September 2000. Prior to working in the telecommunications business, Mr. Sanchez was a regional sales manager for the Florida lottery. He was a non-commissioned officer in the U.S. Army for six years from 1983 to 1989 as a nuclear biological chemist, specializing in analyzing and advising command on systems and procedures during chemical warfare.

     Efrain Rodriguez, Director. Mr. Rodriguez is 35 years old. The Company engaged Mr. Rodriguez as a financial and management consultant in August 2001. Prior to assuming this position, he served as the Chief Financial Officer for GDA.com, Inc., in Miami from May 2000 to June 2001. GDA.com, Inc. was developing a business and finance portal for Latin America with the financial and strategic support of the leading newspapers. The company filed for reorganization under the federal bankruptcy laws in July, 2001. Mr. Rodriguez worked for PricewaterhouseCoopers for 10 years prior to joining GDA. In 1999, Mr. Rodriguez was promoted to Senior Manager of PWC, for audit and business advisory services. He holds a Juris Doctor degree from the University of Puerto Rico and a BA in accounting and finance from Fairfield University. Mr. Rodriguez is a Certified Public Accountant.

     Lynne Perlmutter, Director and Secretary. Ms. Perlmutter is 41 years old. Ms. Perlmutter is a public relations and marketing consultant in Miami, Florida. Ms. Perlmutter has over 16 years of experience in public relations, media relations, investor relations, advertising and marketing. She has performed independent consulting and project development for numerous companies in the South Florida region. She founded Summit Communications, which served as an advertising and financial public relations division for a Miami-based investment firm. She is a graduate of the University of Florida.

     Guillermo Acosta, Director. Mr. Acosta is 68 years old. Mr. Acosta has been associated with the telecommunications industry for over 46 years. He is presently the Executive Vice President of Piksat, Inc., a provider of broadband and Internet satellite telecommunications services. He began his career at Western Electric Company as an engineer developing electronic switching systems. He was transferred from Western Electric when AT&T began developing its Bell System in Latin America.

During the 1980s, he worked in marketing and sales with AT&T International and assisted AT&T in its joint venture with Spain's Telefonica and with other telephone companies in Latin America. He became president of AT&T Brazil in 1987 and served in this capacity through 1994. Mr. Acosta's responsibilities included oversight over other AT&T operations in South America. After he left AT&T, he became responsible for business development at Americatel where he served as chief operating officer. Among his responsibilities with Americatel, he was involved with satellite networks and wireless systems for ventures in Latin America. Mr. Acosta holds degrees from the University of Illinois, Ohio State University and Ohio Dominican College.

     Alvaro Ramirez, Director. Mr. Ramirez is 47 years old. Mr. Ramirez is currently the Senior Vice President of Cima Telecom, a carrier with which the Company has purchased service. Mr. Ramirez founded InterData Engineering Company in 1981. This company became Cima Telecom through a reorganization. Prior to the reorganization, Mr. Ramirez served as the CEO. While leading InterData Engineering, Mr. Ramirez became involved with numerous ventures and projects in Latin America. His work included ventures with AT&T and Control Data de Mexico. InterData Engineering to become one of the largest value added resellers and distributors of telecommunication equipment, computer systems, and business communication systems in the Bahamas and in Bermuda. Mr. Ramirez holds a BS in Electrical Engineering from Univeridad Javeriana in Bogota, and he has completed graduate studies in Biomedical Engineering at the University of Miami.

Executive Compensation

     Mr. Manuel Sanchez was the only executive officer to receive more than $60,000 of compensation during the period since inception through May 31, 2001. The Company has entered into an Employment Agreement with Mr. Sanchez which provides for a salary of $180,000 per annum, plus bonuses.

Compensation of Directors

     The Company does not compensate its directors for services as a director with monetary compensation. Directors may participate in the Company's stock plan.

Consultants

     The Company has engaged several consultants to assist with management, financing, and development. In August 2001, the Company engaged Mr. Efrain Rodriguez as a financial and management consultant. The consultants also include U.S. Funding Corporation of Coral Gables, Florida and Vanguard Communications Group, Ltd. of Coral Springs, Florida. Consultants are compensated with monetary payments for services rendered. In addition, the consultants may receive shares of the Company's common stock under the Stock Plan.

Family Relationships

     There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

     During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the
Company:

         (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

         (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

         (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Stock Option Plan

     The Company intends to adopt a stock option plan that will permit the granting of options to employees, directors, and consultants.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation, as amended, and Bylaws of the Company provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Florida Business Corporation Act. Under the provisions of the Articles of Incorporation and the Bylaws of the Company, and the Florida Business Corporation Act, any director or officer of the Company who, in such person's capacity as an officer or director, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Incorporation, Bylaws, and the Florida Business Corporation Act further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any expense, liability, or loss incurred by such person in any capacity or arising out of such person's status as a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not the Company would have the power to indemnify such person against liability under Florida law.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of Panther pursuant to the foregoing discussion, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for the 2001 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year that were not properly filed, the Company believes that all executive officers and board members complied with all their reporting requirements under Section 16(a) for such fiscal year.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table reports the share holdings of the directors and executive officers and those persons who own more than five percent of the common stock as of the date of this prospectus.



                                  Number of Shares                    Percentage
Name and Address                  Beneficially Owned                   of Class
Manuel Sanchez                        6,345,000                           63%
6991 N.W. 82nd Ave., Bay 11
Miami, Florida 33166
Efrain Rodriguez                        300,000                            3%
6991 N.W. 82nd Ave., Bay 11
Miami, Florida 33166
Lynne Perlmutter                        110,000                            1%
6991 N.W. 82nd Ave., Bay 11
Miami, Florida 33166
Guillermo Acosta                         10,000                           <1%
6991 N.W. 82nd Ave., Bay 11
Miami, Florida 33166
Alvaro Ramirez                           10,000                           <1%
6991 N.W. 82nd Ave., Bay 11
Miami, Florida 33166
All Officers and Directors as a       6,775,000                           68%
group

                            DESCRIPTION OF SECURITIES

          The Company has two classes of securities authorized, consisting of:

          25,000,000 shares of common voting stock with a par value of one mil ($0.001) per share; and

          5,000,000 shares of preferred stock with a par value of one mil ($0.001) per share.

     The holders of the common stock have one vote per share on each matter submitted to a vote at a meeting of the stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors. The common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock carries no subsequent or conversion rights. All shares of common stock now outstanding are fully paid and non-assessable.

     The preferred stock shall contain such rights and preferences as the board of directors may authorize. No preferred stock has been issued.

     The Company has engaged the services of Florida Atlantic Stock Transfer Co., Inc. of Tamarac, Florida to act as the transfer agent and registrar for the Company's common stock.


                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company does not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors. The Company is not otherwise restricted from paying cash dividends on its Common Stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Auditors

     The financial statements as of May 31, 2001, have been included herein in reliance on the report of Feldman Sherb & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Counsel

     The validity of issuance of Shares will be passed upon for the Company by its counsel, William Vincent Walker of Houston, Texas. Mr. Walker has served as a consultant to the Company prior to being engaged to represent the Company in connection with the filing of the Registration Statement and the granting of the opinion on the validity of the issuance of the Shares. Mr. Walker holds shares which are the subject of this Registration Statement.

     The Company has not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in Panther, and no such person was a promoter, underwriter, voting trustee, director, officer, or employee of Panther.



                     INDEX TO FINANCIAL STATEMENTS AND NOTES




INDEPENDENT AUDITORS' REPORT                                               F-1

BALANCE SHEET                                                              F-2

STATEMENT OF OPERATIONS                                                    F-3

STATEMENT OF STOCKHOLDERS' DEFICIENCY                                      F-4

STATEMENT OF CASH FLOWS                                                    F-5

NOTES TO FINANCIAL STATEMENTS                                        F-6 - F-10

     INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Panther Telecommunications Corporation


We have audited the  accompanying  balance  sheet of Panther  Telecommunications
Corporation as of May 31, 2001, and the related statements of operations, changes in stockholders' deficiency and cash flows for the period from September 1, 2000 (inception) through May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Panther Telecommunications Corporation as of May 31, 2001, and the results of its operation and cash flows for the period from September 1, 2000 (inception) through May 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of approximately $134,000 for the period from September 1, 2000 (inception) through May 31, 2001. Additionally, the Company had a working capital deficiency and a stockholders' deficiency of approximately $165,000 and $125,000, respectively, at May 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                                   /s/ Feldman Sherb & Co., P.C.
                                                       Feldman Sherb & Co., P.C.
                                                    Certified Public Accountants


New York, New York
September 21, 2001

                     PANTHER TELECOMMUNICATIONS CORPORATION
                                  BALANCE SHEET
                                  MAY 31, 2001


                                     ASSETS


Current assets:
     Cash                                                 $              51,554
     Accounts receivable, net of allowance
        for doubtful accounts of $80,000                                228,725
     Inventory                                                           17,230
     Other                                                                7,500
                                                             -------------------
        Total current assets                                            305,009

Deposits                                                                 19,940
Property and equipment, net                                              19,734
                                                             -------------------
                                                          $             344,683
                                                             ===================


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accrued telecommunication costs                      $             299,097
     Accounts payable and other accrued liabilities                      58,450
     Deferred revenue                                                    80,000
     Notes payable                                                       32,500
                                                             -------------------
        Total current liabilities                                       470,047
                                                             -------------------



Commitments                                                                   -
                                                             -------------------


Stockholders' deficiency:
     Preferred stock, $0.001 par value, 5,000,000 shares
        authorized, none issued and outstanding                               -
     Common stock; $0.001 par value; 25,000,000 shares
        authorized, 10,000,000 issued and outstanding                    10,000
     Distribution in excess of paid in capital                           (1,500)
     Deficit                                                           (133,864)
                                                             -------------------

        Total stockholders' deficiency                                 (125,364)
                                                             -------------------


                                                          $             344,683
                                                             ===================



   The accompanying notes are an integral part of these financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                             STATEMENT OF OPERATIONS
                FOR THE PERIOD FROM SEPTEMBER 1, 2000 (INCEPTION)
                              THROUGH MAY 31, 2001





Revenues                                                      $       3,771,811
Cost of revenues                                                      3,473,934
                                                                ----------------
Gross profit                                                            297,877
Selling, general and administrative expenses                            421,741
                                                                ----------------
Loss from operations                                                   (123,864)
Interest expense                                                         10,000
                                                                ----------------
Net loss                                                      $        (133,864)
                                                                ================

Basic and diluted loss per common share                       $           (0.02)
                                                                ================

Weighted average number of shares used in calculation
     of basic and diluted loss per common share                       7,500,000
                                                                ================



   The accompanying notes are an integral part of these financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                      STATEMENT OF STOCKHOLDERS' DEFICIENCY
                FOR THE PERIOD FROM SEPTEMBER 1, 2000 (INCEPTION)
                              THROUGH MAY 31, 2001




                                                                                      DISTRIBUTION
                                                              COMMON STOCK              IN EXCESS
                                                      -----------------------------     OF PAID IN
                                                         SHARES          AMOUNT          CAPITAL         DEFICIT          TOTAL
                                                      --------------  -------------  ----------------  -------------  --------------
BALANCE,  SEPTEMBER 1, 2000                                       -  $           -  $              -  $           -  $            -

Issuance of common stock pursuant to
     reverse acquisition                                  7,500,000          7,500            (6,500)             -           1,000

Stockholders' equity of accounting acquiree
     at reverse acqusition date                           2,500,000          2,500             5,000              -           7,500

Net loss                                                          -              -                         (133,864)       (133,864)
                                                      --------------  -------------  ----------------  -------------  --------------
BALANCE, MAY 31, 2001                                    10,000,000  $      10,000  $         (1,500)$     (133,864) $     (125,364)
                                                      ==============  =============  ================  =============  ==============






   The accompanying notes are an integral part of these financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                             STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM SEPTEMBER 1, 2000 (INCEPTION)
                              THROUGH MAY 31, 2001


Cash flows from operating activities:
     Net loss                                                                                    $       (133,864)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
         Depreciation                                                                                       8,266
         Provision for doubtful accounts                                                                   80,000
     Changes in assets and liabilities:
            Accounts receivable                                                                          (308,725)
            Inventory                                                                                     (17,230)
            Accounts payable and accrued liabilities                                                       58,450
            Accrued telecommunication costs                                                               299,097
            Deferred revenue                                                                               80,000
                                                                                                  ----------------
Net  cash provided by operating activities                                                                 65,994
                                                                                                  ----------------

Cash flows from investing activites:
     Deposits                                                                                             (19,940)
     Purchase of property and equipment                                                                   (28,000)
                                                                                                  ----------------
Cash used in investing activities                                                                         (47,940)
                                                                                                  ----------------

Cash flows from financing activities:
     Proceeds from issuance of common stock                                                                 1,000
     Proceeds from issuance of short-term notes                                                            50,000
     Repayment of short-term notes                                                                        (17,500)
     Proceeds from shareholder loan                                                                        57,918
     Repayment of shareholder loan                                                                        (57,918)
                                                                                                  ----------------
Net cash provided by financing activities                                                                  33,500
                                                                                                  ----------------

Net increase in cash                                                                                       51,554
Cash at beinning of period                                                                                      -
                                                                                                  ----------------
Cash at end of period                                                                           $          51,554
                                                                                                  ================

Supplemental disclosure of cash flow information:
     Cash paid during the period for interest                                                   $           3,500
                                                                                                  ================
Non-cash investing and financing activities:
     Issuance of common stock for deferred services                                             $           7,500
                                                                                                  ================

   The accompanying notes are an integral part of these financial statements.

                     PANTHER TELECOMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIOD FROM SEPTEMBER 1, 2000 (INCEPTION)
                              THROUGH MAY 31, 2001




NOTE 1 -  NATURE OF BUSINESS AND ORGANIZATION

          Panther Telecommunications Corporation ("the Company") is the successor entity formed by the acquisition of Panther Com Enterprises Inc. ("Panther Com") by New Century Capital & Consulting Corp. ("New Century"). Panther Com was incorporated in the State of Florida on February 3, 2000 and commenced operations on September 1, 2000 (inception). Concurrent with the acquisition, New Century, a publicly held "shell" Florida corporation and the legally surviving parent company changed its name to Panther Telecommunications Corporation.

          Effective on May 31, 2001, for accounting purposes, the acquisition has been treated as a reverse acquisition, with Panther Com as the accounting acquirer. The historical financial statements included herein are those of Panther Com. Pro-forma information has not been presented since the transaction was deemed a capital stock transaction rather than a business combination.

          The Company sells pre-paid long distance calling cards to distributors nationwide and to retail stores in South Florida for both domestic and international use.

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of approximately $134,000 for the period from September 1, 2000 (inception) through May 31, 2001. Additionally, the Company had a working capital deficiency and a stockholders' deficiency of approximately $165,000 and $125,000, respectively, at May 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing debt or equity financing and is continually evaluating the Company's operations, however, any results of their plans and actions cannot be assured. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


          ACCOUNTS RECEIVABLE

          The Company extends unsecured credit in the normal course of business to virtually all of its customers. The allowance for doubtful accounts reflects management's opinion of amounts, which may ultimately become uncollectible.

          INVENTORY

          Inventory consists of prepaid telephone cards that are stated at the lower of cost (first-in, first-out basis) or market.


          PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets.


          REVENUE RECOGNITION

          Sales to retail stores are deferred until the store's customer purchases the prepaid phone cards. Sales to distributors are under usage or fixed sale arrangements. Under usage arrangements sales are recognized in the period in which the first minute of the prepaid phone card is used or as service is provided. Under fixed sales arrangements, sales to distributors are recognized at the time the prepaid phone cards are shipped and risk of ownership is transferred.


          COST OF REVENUES

          Cost of revenues consists primarily of telecommunication costs.


          COMPUTATION OF EARNINGS (LOSS) PER SHARE

          Basic  earnings  (loss) per share is computed  by dividing  net income
          (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of stock options and other potentially dilutive financial instruments, only in the period in which such effect is dilutive.


          FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company's financial instruments include accounts receivable, notes payable, accounts payable and accrued liabilities. The carrying value of the financial instruments approximates fair value due to the short maturities of these instruments.


          IMPAIRMENT OF LONG-LIVED ASSETS

          The Company reviews the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The analysis of the recoverability utilizes undiscounted cash flows. The measurement of the loss, if any, will be calculated as the amount by which the carrying amount of the asset exceeds the fair value.

          SEGMENT DISCLOSURE

          The Company uses the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance.

          INCOME TAXES

          The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided when the expected realization of tax assets does not meet a "more likely than not" criteria.

          NEW ACCOUNTING PRONOUNCEMENTS

          In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that the amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. The provisions of SFAS No.142 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 141 and No. 142 immediately with regard to business combinations initiated after June 30, 2001.


NOTE 3 -  PROPERTY AND EQUIPMENT

       At May 31, 2001 property and equipment consists of:



                                           Estimated
                                            Useful
                                             Life

       Furniture and fixtures               5 years         $             8,000
       Equipment                            3 years                      20,000
                                                                  --------------
                                                                         28,000
       Less: accumulated depreciation                                    (8,266)
                                                                  --------------
                                                            $            19,734
                                                                  ==============

NOTE 4 - NOTES PAYABLE

          At May 31, 2001, notes payable consists of unsecured notes payable to two individuals totaling $32,500. The interest on these notes was fixed at the time of borrowing and amounts to a weighted average rate of approximately 20% per annum.

NOTE 5 - INCOME TAXES

          As of May 31, 2001, the Company has net operating loss carryforwards of approximately $54,000, which expire in 2021. The realization of future tax benefits from these net operating loss carryforwards may be subject to limitations on their utilization.

          The components of the deferred tax asset at May 31, 2001 are as follows:


          Net operating loss carryforward                      $         20,447
          Provision for doubtful accounts                                30,400
                                                               -----------------
                                                                         50,847
          Valuation allowance                                           (50,847)
                                                               -----------------
          Net deferred tax asset                               $              -
                                                               =================

          The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding their future realization.

          For the period from September 1, 2001 (inception) through May 31, 2001, the effective income tax rate differs from the statutory rate as follows:

          Income tax (benefit) at the Federal statutory rate   $       (45,514)
          State income tax benefit                                      (5,333)
          Valuation allowance                                           50,847
                                                               -----------------
       Income taxes at effective tax rate                      $             -
                                                               =================

NOTE 6 -  CONCENTRATION OF RISK

          The Company purchases long distance phone service from various telephone companies who agree to provide usage time to the cardholder after the Company sells and activates its phone cards. In the event the long distance service provider does not provide the service or goes out of business the Company would be responsible for refunding the purchase price of the phone card. The Company mitigates its risk by dealing with well-capitalized long distance service providers.

NOTE 7 -  COMMITMENTS

          The Company leases office and warehouse space and equipment under operating leases expiring through January 2004. The future minimum lease payments are as follows:

          Year Ending
          May 31,

            2002                                               $        25,656
            2003                                                        18,840
            2004                                                        12,560
                                                             -------------------
                                                               $         57,056
                                                             ===================

          Total rent expense for the period from September 1, 2000 (inception) through to May 31, 2001 was $11,172.

NOTE 8 -  STOCKHOLDERS' DEFICIENCY

          PREFERRED STOCK

          The Company is authorized to issue 5,000,000 shares of preferred stock at $0.001 par value, with such rights and preferences, as may be designated by the Board of Directors. As of May 31, 2001, none of the preferred stock was issued or outstanding.

          COMMON STOCK

          On May 15, 2001 the Company issued 1,500,000 shares of common stock to various individuals and companies in exchange for consulting services.

          In  connection  with its  acquisition  on May 31, 2001 as described in
          Note 1, the Company issued 7,500,000 shares of its common stock for all of the issued and outstanding shares of Pather Com.


NOTE 9 -  BUSINESS SEGMENT INFORMATION

          The Company's reportable segments are primarily based on methods used to distribute its product. The wholesale and retail segments through sales to distributors and retail stores, respectively, derive revenues from sales of generic and branded pre-paid phone cards.

          The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income after depreciation and amortization but prior to interest expense and provision for income taxes; all corporate overhead is allocated to the business segments based on their pro-rata share of revenues. The following is information for the Company's reportable segments for the period from September 1, 2000 (inception) through May 31, 2001 are as follows:


                                       Wholesale     Retail       Consolidated
                                       ---------    ---------     --------------


          Period from September 1, 2000
         (inception) through May 31, 2001:

          Revenues                   $2,674,439     $1,097,372      $$3,771,811

          Interest expense                7,100          2,900           10,000

          Depreciation                    5,869          2,397            8,266
          Loss from operations          (87,943)       (35,921)        (123,864)

          Total assets                  244,725         99,958          344,683


          Revenue is generated all from within the United States for the period from September 1, 2000 (inception) to May 31, 2001.

                                     PART II


                   INFORMATION NOT REQUIRED IN THIS PROSPECTUS


ITEM 24.          Indemnification of Directors and Officers

     The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of a Florida corporation. The Articles of Incorporation, as amended, and the Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.          Other Expenses of Issuance and Distribution

     The following table sets forth an itemization of all estimated  expenses in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered, none of which are payable by the Selling Stockholders:

         Registration Statement Filing Fee                    $             975
         Legal Fees and Expenses                              $          30,000
         Accounting fees and expenses                         $          75,000
         Miscellaneous                                        $           2,000

                                    Total                     $         107,975

ITEM 26.          Recent Sales of Unregistered Securities

     In June 2000, the Company issued 1,000,000 shares of common stock to 53 individuals. The shares were issued to accredited investors. In May 2001, the Company issued 1,500,000 shares of common stock to five consultants. On May 31, 2001, the Company issued 7,500,000 shares of common stock to Manuel Sanchez in exchange for all the outstanding stock of Panther Com Enterprises, Inc. All of the sales and transfers were made pursuant to the exception from registration under Section 4(2) of the Securities Act.

ITEM 27.      Exhibits

Exhibit

3(i)(1) Articles of Incorporation (filed as Exhibit to Form 10-SB filed August 7, 2000)

3(i)(2) Articles of Amendment of Articles of Incorporation (filed as Exhibit to Form 8-K filed June 13, 2001)

3(ii)          By-Laws (filed as Exhibit to Form 10-SB filed On August 7, 2001)

5             Opinion re: Legality [to be filed by amendment].

10            Material Contracts [to be filed by amendment]

23.1          Consent  of  William  Vincent  Walker,  contained  in  opinion at
              Exhibit 5

23.2          Consent of Feldman Sherb & Co., P.C.

24            Power of Attorney included on Signature Page of this Registration
              Statement.


ITEM 28.          Undertakings

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (a) include any prospectus required by Section 10(a) (3) of the Securities Act;

                  (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental
                           change  in   the  information  in  the  registration
                           statement;

                  (c)      include   any   additional   or   changed  material \
                           information on the plan of distribution.

         (2) for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of such securities at that time to be the initial bona fide offering.

         (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the small business issuer and registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on October 5, 2001.


                                        PANTHER TELECOMMUNICATIONS
                                              CORPORATION

                                    By          /s/ Manuel Sanchez
                                  ----------------------------------------------
                                            Manuel Sanchez , President and CFO

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints MANUEL Sanchez as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the principal and in the name, place and stead of the principal, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the principal might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on October 5, 2001.

          SIGNATURE                           TITLE

         /s/ Manuel Sanchez
-----------------------------   Director, Chairman of the Board, Chief
             Manuel Sanchez     Executive Officer, President and Chief Financial
                                Officer


         /s/ Guillermo Acosta   Director
-----------------------------
             Guillermo Acosta

         /s/ Alvaro Ramirez     Director
----------------------------
             Alvaro Ramirez

         /s/ Efrain Rodriguez   Director
-----------------------------
             Efrain Rodriguez

         /s/ Lynne Perlmutter   Director and Secretary
-----------------------------
             Lynne Perlmutter